State of Delaware
Secretary of State
Division of Corporations
Delivered 10:20 AM 02/26/2014
FILED 10:20 AM 02/26/2014
SRV 140241425 - 2098420 FILE
Restated Certificate of Incorporation
of
First Citizens BancShares, Inc.

The present name of the corporation is First Citizens BancShares, Inc. The corporation was incorporated under the name "First Citizens BancShares, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 8, 1986. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:

Article I

The name of the corporation is First Citizens BancShares, Inc.

Article II

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the corporation is to operate as a one-bank or as a multi-bank holding company and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Article IV

The aggregate number of shares which the corporation shall have authority to issue is Thirteen Million (13,000,000) shares divided into two classes. The designation, the number of authorized shares and the par value of the shares of each class are as follows:

Class	Number of Shares	Per Value Per Share
Class A Common	11,000,000	1.00
Class B Common	2,000,000	2.00

The preferences, limitations and relative rights of the shares of each class are as follows:

Class A Common - The Class A common stock has one (1) vote for each share outstanding and, as to dividends and liquidation, shall share with the Class B common stock as specified below.

Class B Common - The Class B common stock has sixteen (16) votes for each share outstanding and, as to dividends and liquidation, shall share with the Class A common stock as specified below.

Liquidation, Dividends, Spin-Offs, Distributions-In-Kind and Other Benefits (Except Voting) of Class A and Class B Common: As to liquidation, any amounts available shall be distributed between the outstanding Class A common stock and the outstanding Class B common stock pro rata, based upon the number of shares issued and outstanding of Class A common stock and Class B common stock.

Dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions (except voting) shall be paid or distributed on the Class A common stock and the Class B common stock as declared from time to time by the Board of Directors; provided, however, that the dividends, spin-offs, distributions-in-kind and all other like and similar benefits and transactions shall be the same for each issued and outstanding share of Class A common stock and for each issued and outstanding share of Class B common stock as of the record date.

Neither Class A nor Class B common stock shall have class voting privileges except as required by law.

Fractional Shares: No certificates for fractional shares shall be issued by the corporation.

Article V

In furtherance, and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the corporation, subject to the rights of the shareholders entitled to vote with respect thereto to alter or repeal Bylaws made by the Board of Directors.

Article VI

No Director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director for any act or omission, except that he may be liable (i) for any breach of the Director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the Director derived an improper personal benefit. The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify all persons whom it may indemnify pursuant thereto.

Article VII

The principal place of business of the corporation shall be 20 East Martin Street, City of Raleigh, County of Wake, State of North Carolina 27601.

In Witness Whereof, I have hereunto set my hand this 26th day of February, 2014.

/s/ FRANK B. HOLDING, JR.
Frank B. Holding, Jr.
Chairman and Chief Executive Officer